EXHIBIT 99.1

RE:	MHI Hospitality Corporation
4801 Courthouse Street
Williamsburg, VA 23188
(757) 229-5648

TRADED: NASDAQ: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Vicki Baker
Chief Financial Officer	General Information
(301) 220-5405	(703) 796-1798

FOR IMMEDIATE RELEASE

WEDNESDAY, AUGUST 6, 2008

MHI HOSPITALITY CORPORATION REPORTS FINANCIAL RESULTS

FOR SECOND QUARTER 2008

Williamsburg, VA – August 6, 2008 – MHI Hospitality Corporation (Nasdaq: MDH) (“the Company”), a self-advised lodging real estate investment trust (REIT), today reported its consolidated results for the second quarter ended June 30, 2008. The Company also provided its business outlook for the remainder of 2008.

PERFORMANCE & OPERATIONS HIGHLIGHTS:

•	Funds from Operations (“FFO”) of approximately $0.37 per share for the quarter

•	Consolidated total revenue of $20.5 million

•	Total assets of approximately $194.1 million, versus approximately $130.7 million at second quarter 2007

•	Company increases capacity on credit facility to $80.0 million

•	Company acquires hotel in Hampton, Virginia and refinances mortgage

•	Sheraton Louisville Riverside opens

•	Hilton Wilmington Riverside renovation complete and Ruth’s Chris opens

Andrew M. Sims, President and CEO of MHI Hospitality Corporation, commented, “Within a challenging market environment we have maintained a focused approach to our business of value enhancement while capitalizing on opportunities to strengthen our

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resources. During the quarter we increased by $20.0 million the borrowing capacity of our credit agreement with BB&T and our lender group, and closed on a loan to effect the acquisition and renovation of our Hampton, Virginia property, a full service waterfront hotel in the greater Norfolk, Virginia metro market. I am pleased to report that we completed renovations of our Louisville and Wilmington, North Carolina properties, with both hotels open and operational. We also made progress on the repositioning of our properties in Savannah and Tampa.”

Sims continued, “Operationally, our quarterly results continue to be hampered by the large percentage of our hotels under renovation. We also expect a weakened economy to continue to impact consumer travel and, as a result, near term room demand in most U.S. markets is softening. Consistent with these expectations, we are revising guidance downward for 2008. Looking beyond 2008, however, we believe the major renovations that are affecting our performance this year will pave the way for significant improvements in operating results next year and for the longer term.”

Operating Results

The Company reported consolidated total revenue of approximately $20.5 million, an increase of approximately $1.1 million or 5.6 percent, for the three-month period ended June 30, 2008. This compares to total revenue of approximately $19.4 million for the three-month period ended June 30, 2007. For the second quarter, the Company also reported consolidated net income of approximately $1.3 million, or $0.19 per share, as compared to consolidated net income of approximately $1.4 million, or $0.21 per share, for the comparable 2007 period. Operating income for the quarter decreased to approximately $2.9 million, as compared to approximately $3.4 million for the second quarter of 2007. For the second quarter, FFO was approximately $3.9 million, or $0.37 per share, compared to approximately $3.5 million, or $0.33 per share, for the second quarter of 2007. During the quarter, the Company reported an unrealized gain of approximately $0.7 million on the value of its interest rate swap. The interest rate swap is required by the Company’s lenders on its revolving credit facility. In addition, the Company recognized a gain of $0.75 million related to the purchase by our joint venture with The Carlyle Group of a portion of the mortgage loan on the Crowne Plaza Hollywood Beach Resort. The Company owns a 25.0 percent indirect interest in the joint venture.

FFO is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission. The Company defines FFO as net income excluding extraordinary items, depreciation and minority interest. Management believes FFO is a key measure of a REIT’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance. A reconciliation of this non-GAAP financial measure is included in the accompanying financial tables.

Portfolio Operating Performance

The following tables present “same-store” key operating statistics for six of the Company’s properties for the quarters ended June 30, 2008 and 2007. These statistics do

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not include the Sheraton Louisville Riverside, which opened in May 2008 after extensive renovations, the Crowne Plaza Hollywood Beach Resort, which was acquired through a joint venture in August 2007 and opened on September 18, 2007, the property in Tampa, Florida, which was acquired in October 2007 and is temporarily closed for renovations, or the property in Hampton, Virginia, which was acquired in April 2008.

	Quarter Ended June 30, 2008	Quarter Ended June 30, 2007	Variance
Occupancy %	73.9%	75.6%	-2.3%
Average Daily Rate (“ADR”)	$125.24	$122.81	2.0%
Revenue per Available Room (“RevPAR”)	$92.51	$92.83	-0.3%

For the quarter ended June 30, 2008, this same-store portfolio realized a 0.3 percent decrease in RevPAR from the same period in 2007. The RevPAR decrease was the result of a 2.3 percent decrease in occupancy partially offset by a 2.0 percent increase in ADR. Same-store revenue and RevPAR were impacted by the planned ongoing renovation of the Company’s property in Savannah, Georgia. For the same three-month period, same-store room revenue decreased to approximately $12.9 million in 2008 versus approximately $13.0 million in 2007.

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Variance
Occupancy %	69.3%	73.2%	-5.4%
ADR	$122.23	$118.94	2.8%
RevPAR	$84.71	$87.12	-2.8%

For the first six months of 2008, this same-store portfolio generated a 2.8 percent increase in ADR from the comparable period in 2007. For the same six-month period, same-store room revenue decreased to approximately $23.7 million versus approximately $24.2 million in 2007.

Balance Sheet/Liquidity

At June 30, 2008, the Company had approximately $8.8 million of available cash and cash equivalents, approximately $2.8 million of which is reserved for capital improvements and certain other expenses.

On April 15, 2008, the Company entered into a second amendment to its credit agreement with Branch Banking & Trust Company (“BB&T”), as administrative agent and lender, originally dated May 8, 2006. The amended credit agreement with BB&T and certain other lenders, among other things, increases the lenders’ revolver commitments by $20.0 million and, consequently, increases the lenders’ maximum revolver commitments under the credit agreement to $80.0 million. The amendment increases the limitation on revolver advances from $25.0 million to $38.0 million for the Crowne Plaza Tampa Westshore. The second amendment also increases the requisite number of lenders necessary for approval of certain actions under the credit agreement.

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The Company has approximately $62.2 million outstanding on its $80.0 million revolving line of credit, which has been deployed primarily to fund the acquisition and renovation of the Sheraton Louisville Riverside Hotel, the Company’s equity contributions to its joint venture with The Carlyle Group for the purchase of the Crowne Plaza Hollywood Beach Resort and repurchase of a portion of the mortgage loan, as well as the Company’s acquisitions of and renovations taking place at its Tampa, Florida and Hampton, Virginia hotel properties.

Dividend

As previously announced, the Company declared a quarterly dividend of $0.17 per share of common stock payable to shareholders and unitholders of record on the close of business Monday, September 15, 2008. The dividend will be paid on Friday, October 10, 2008. This will be the Company’s 14th consecutive quarterly dividend paid to shareholders.

Portfolio Update

As of June 30, 2008, total assets were approximately $194.1 million, including approximately $147.7 million of net investment in hotel properties, approximately $16.8 million of properties under development, plus approximately $10.9 million for the Company’s joint venture investment in the Crowne Plaza Hollywood Beach Resort. The Company also reported the following portfolio developments:

•

On April 24, 2008, the Company acquired the 172-room former Radisson Hotel in Hampton, Virginia for approximately $7.8 million, including transfer costs, or $45,000 per room. The waterfront property is located on 3.5 acres in downtown Hampton, which is part of the greater Norfolk metropolitan area along with Virginia Beach, Newport News and historic Williamsburg, Virginia. The hotel features 21,000 square feet of retail space, 7,600 square feet of flexible meeting space, a roof-top pool and a four-story, 300-car parking garage. To facilitate closing, the Company assumed the property’s existing $5.75 million first mortgage and utilized funds from the Company’s credit facility. The Company has also entered into a 10-year franchise agreement with InterContinental Hotels Group through its franchising entity, Holiday Hospitality Franchising, Inc., to brand the hotel as the Crowne Plaza® Hampton Harborside. The Company has commenced renovations of the hotel in conjunction with the branding, with repositioning expected to be completed in the first quarter 2009.

•

On June 30, 2008, the Company closed a $9.0 million refinancing of the existing indebtedness on the property. At closing the Company paid approximately $0.5 million and accessed approximately $5.5 million of the proceeds in order to retire the existing indebtedness and pay closing costs. The remainder of the proceeds, totaling approximately $3.5 million, will fund the product improvement plan

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contemplated for the hotel in connection with the Crowne Plaza licensing. The new mortgage matures June 30, 2011 and bears a rate of LIBOR plus 2.75 percent during the construction period and LIBOR plus 2.50 percent thereafter payable monthly during the term. The loan can be extended for one 12-month period.

•

On June 13, 2008, the Company, through its joint venture with The Carlyle Group, closed on a restructuring of the mortgage on the Crowne Plaza Hollywood Beach Resort, whereby the joint venture, in which the Company maintains a 25.0 percent equity interest, purchased a $22.0 million junior participation at a $3.0 million discount, as well as achieved a reduced rate of interest on the first $35.6 million of debt of LIBOR plus 0.98 percent.

•	The Sheraton Louisville Riverside, a 186-unit riverfront hotel in Jeffersonville, Indiana, opened on May 1, 2008 after completion of a $16.1 million renovation.

•

At the Hilton Wilmington Riverside Hotel in Wilmington, North Carolina, the $11.2 million renovation was completed. Additionally, a lessee of the Company opened a Ruth’s Chris Steakhouse in June 2008, the first location of this fine dining restaurant franchise on the Carolina seaboard.

•

At the Hilton Savannah DeSoto, an $11.0 million renovation and product improvement plan is currently underway. As of June 30, 2008, the Company has incurred costs totaling approximately $4.4 million toward this renovation, which is scheduled to be completed during the first quarter of 2009.

•

At the Crowne Plaza Tampa Westshore, extensive renovations are underway and are expected to be completed in the first quarter of 2009. Currently closed for renovations, the 250-room hotel will feature 10,000 square feet of meeting space, a full service restaurant, outdoor pool and approximately 250 surface parking spaces. As of June 30, 2008, the Company has incurred costs totaling approximately $2.9 million toward the repositioning of this asset.

Outlook and Market Trends

With regard to guidance for 2008, management expects RevPAR growth to be stagnant to slightly negative and FFO per share to be in the range of $0.89 to $1.01 for the year excluding the impact of the interest rate swap on the Company’s credit facility. These projections are based on occupancy and rate estimates that are consistent with Year 2008 trend forecasts by Smith Travel Research for the market segments in which the Company operates. The FFO forecast reflects management’s expectation of a challenging lodging environment through year-end, due to a weaker economy, higher travel costs and decreased consumer spending. The forecast is also predicated on continuing renovations at the Savannah and Hampton hotels, and improved operating results at the Company’s newly opened Louisville and Hollywood, Florida properties. Potential substantial changes in interest rates could have an adverse impact on financial results and FFO in 2008 as mark-to-market non-cash interest rate swap adjustments may be required on the Company’s credit facility.

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The following table reconciles projected 2008 net income to projected FFO (excluding the effect of the interest rate swap).

Reconciliation Table:

	Low Range	High Range
	Y/E 2008	Y/E 2008
Net Income	$1,790,000	$2,380,000
Depreciation	7,210,000	7,210,000
Minority Interest	559,000	1,251,000
FFO	$9,559,000	$10,841,000
FFO per share & unit	$0.89	$1.01

Earnings Call/Webcast

The Company will conduct its second quarter 2008 conference call for investors and other interested parties at 2:00 p.m. Eastern Time (ET) on Wednesday, August 6, 2008. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 800-860-2442. To participate on the webcast, log on to www.mhihospitality.com at least 15 minutes before the call to download the necessary software. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on August 6, 2008 through September 5, 2008. To access the rebroadcast, dial 877-344-7529 and enter passcode number 421298. A replay of the call also will be available on the Internet at www.mhihospitality.com until September 30, 2008.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper-upscale full-service hotels in the Mid-Atlantic, Midwest and Southeastern United States. Currently, the Company’s portfolio consists of nine properties comprising 2,138 rooms, all of which operate under the Hilton, InterContinental Hotels Group and Starwood Hotels and Resorts brands. In addition, the Company has a 25 percent interest in the Crowne Plaza Resort Hollywood Beach and a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is listed on the Russell Microcap™ Index. The Company is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are

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difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: economic conditions generally and the real estate market specifically; management and performance of the Company’s hotels; plans for hotel renovations; financing plans; supply and demand for hotel rooms in the Company’s current and proposed market areas; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts; and competition. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Financial Tables Follow…

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MHI HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007

	(unaudited)
ASSETS
Investment in hotel properties, net	$147,659,060	$109,430,559
Property under development	16,768,851	31,237,237
Investment in joint venture	10,949,363	5,583,072
Cash and cash equivalents	6,034,679	3,988,700
Restricted cash	2,783,455	1,750,029
Accounts receivable	2,381,663	1,666,417
Accounts receivable-affiliate	22,058	11,814
Prepaid expenses, inventory and other assets	3,775,860	2,550,112
Notes receivable	200,000	400,000
Shell Island lease purchase, net	2,058,824	2,264,705
Deferred financing costs, net	1,423.431	1,076,345

TOTAL ASSETS	$194,057,244	$159,958,990

LIABILITIES
Line of credit	$62,187,858	$34,387,858
Mortgage loans	63,884,788	55,000,000
Accounts payable and accrued liabilities	7,455,230	8,478,441
Dividends and distributions payable	1,815,127	1,807,883
Advance deposits	934,222	408,912

TOTAL LIABILITIES	136,277,225	100,083,094

Minority Interest in Operating Partnership	18,882,936	19,689,453

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.01, 1,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, par value $0.01, 49,000,000 shares authorized, 6,939,613 shares and 6,897,000 shares issued and outstanding at June 30, 2008 and December 31, 2007	69,396	68,970
Additional paid in capital	48,529,775	48,321,505
Distributions in excess of retained earnings	(9,702,088)	(8,204,032)

TOTAL SHAREHOLDERS’ EQUITY	38,897,083	40,186,443

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$194,057,244	$159,958,990

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MHI HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUE
Rooms department	$13,882,421	$12,983,880	$24,624,523	$24,236,764
Food and beverage department	5,464,637	5,435,614	9,278,695	10,195,697
Other operating departments	1,107,870	954,688	2,069,172	1,860,647

Total revenue	20,454,928	19,374,182	35,972,390	36,293,108
EXPENSES
Hotel operating expenses
Rooms department	3,610,400	3,288,155	6,746,290	6,314,514
Food and beverage department	3,748,067	3,752,202	6,742,574	7,034,216
Other operating departments	229,716	232,495	424,019	442,170
Indirect	7,635,084	6,625,176	13,894,225	12,947,331

Total hotel operating expenses	15,223,267	13,898,028	27,807,108	26,738,231
Depreciation and amortization	1,589,683	1,225,859	2,980,606	2,450,320
Corporate general and administrative	709,894	883,039	1,672,262	1,762,973

Total operating expenses	17,522,844	16,006,926	32,459,976	30,951,524

OPERATING INCOME	2,932,084	3,367,256	3,512,414	5,341,584
Other income (expense)
Interest expense	(1,719,758)	(1,027,688)	(2,877,179)	(2,070,040)
Interest income	18,808	29,449	34,822	66,834
Equity in joint venture	525,298	—	594,810	—
Impairment of note receivable	(200,000)	—	(200,000)	—
Unrealized gain (loss) on hedging activities	737,335	375,074	(29,273)	273,859
Loss on disposal of assets	(125,450)	(14,267)	(116,972)	(14,267)

Income before minority interest in operating partnership and income taxes	2,168,317	2,729,824	918,622	3,597,970
Minority interest in operating partnership	(724,992)	(805,742)	(464,269)	(1,150,211)
Benefit from (provision for) income tax	(98,496)	(481,275)	407,059	(402,450)

NET INCOME	$1,344,829	$1,442,807	$861,412	$2,045,309

Net income per share
Basic	$0.19	$0.21	$0.12	$0.30
Diluted	$0.19	$0.21	$0.12	$0.30
Weighted average number of shares outstanding
Basic	6,939,613	6,846,571	6,934,829	6,805,887
Diluted	6,975,613	6,906,571	6,971,829	6,865,887

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MHI HOSPITALITY CORPORATION

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (FFO)

(unaudited)

	Three months ended June 30, 2008	Three months ended June 30, 2007	Six months ended June 30, 2008	Six months ended June 30, 2007

Net income	$1,344,829	$1,442,807	$861,412	$2,045,309
Add minority interest	724,992	805,742	464,269	1,150,211
Add depreciation and amortization	1,589,683	1,225,859	2,980,606	2,450,320
Add equity in depreciation of joint venture	137,044	—	272,812	—
Add loss on disposal of assets	125,450	14,267	116,972	14,267

FFO	$3,921,998	$3,488,675	$4,696,071	$5,660,107

Weighted average shares outstanding	6,939,613	6,846,571	6,934,829	6,805,887
Weighted average units outstanding	3,737,607	3,787,607	3,737,607	3,827,386

Weighted average shares and units	10,677,220	10,634,178	10,672,436	10,633,273

FFO per share and unit	$0.37	$0.33	$0.44	$0.53

Industry analysts and investors use Funds from Operations, FFO, as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after adjustment for any minority interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required GAAP presentations, has improved the understanding of the operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful. Management considers FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs.